Exhibit (d)(3)

AMENDED AND RESTATED WAIVER AGREEMENT

Waiver Agreement (“JPM/BII Waiver Agreement”) dated as of October 1, 2008 by and among BlackRock Liquidity Funds (the “Trust”), J.P. Morgan Clearing Corp. (f/k/a Bear Stearns Securities Corp.) (“Clearing Corp.”) and BlackRock Investments, Inc. (“BII”, and collectively with the Trust and Clearing Corp., the “Parties”).

BACKGROUND

WHEREAS, the Trust offers, or will offer Select Shares (f/k/a Bear Stearns Shares), Private Client Shares (f/k/a Bear Stearns Private Client Shares), Premier Shares (f/k/a Bear Stearns Premier Shares) and/or Premier Choice Shares (f/k/a Bear Stearns Premier Choice Shares) in the TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund portfolios of the Trust;

WHEREAS, BII serves as the Trust’s principal underwriter pursuant to a Distribution Agreement with the Trust dated as of October 1, 2008 (the “BII Distribution Agreement”);

WHEREAS, Clearing Corp. will provide certain sales support and distribution services with respect to the Select Shares, Private Client Shares, Premier Shares and Premier Choice Shares pursuant to the Select Shares Distribution Plan, the Private Client Shares Distribution Plan, the Premier Shares Distribution Plan and Premier Choice Shares Distribution Plan, respectively (together the “Distribution Plans”);

WHEREAS, Clearing Corp. will provide certain shareholder services to the Select Shares, Private Client Shares, Premier Shares and Premier Choice Shares pursuant to the Select Shares Shareholder Services Plan, the Private Client Shares Shareholder Services Plan, the Premier Shares Shareholder Services Plan and the Premier Choice Shares Shareholder Services Plan, respectively (together the “Shareholder Services Plans”);

WHEREAS, the Trust, Clearing Corp. and BlackRock Distributors, Inc. (“BDI”), the Trust’s previous principal underwriter, are parties to the Bear/BDI Waiver Agreement dated as of February 21, 2008 and the Amended and Restated Bear/BDI Waiver Agreement dated as of February 20, 2007 (together the “Prior Waiver Agreements”);

WHEREAS, the Trust and Clearing Corp. desire to enter into a waiver agreement with BII on substantially the same terms as the Prior Waiver Agreements.

WHEREAS, BlackRock Institutional Management Corporation (“BIMC”) serves as manager to each of the Trust’s portfolios pursuant to a management agreement dated as of September 29, 2006 (the “Management Agreement”);

WHEREAS, the Trust and BIMC are parties to an Amended and Restated BIMC Waiver and Reimbursement Agreement dated as of September 29, 2006 (the “BIMC Waiver Agreement”), pursuant to which BIMC has agreed to waive fees owed by the Trust and reimburse certain expenses incurred by the Trust;

WHEREAS, Clearing Corp. and BII wish to enter into this JPM/BII Waiver Agreement in order to agree to certain fee waivers for the Trust’s Select Shares, Private Client Shares, Premier Shares and Premier Choice Shares after giving effect to the BIMC Waiver Agreement; and

WHEREAS, under the BIMC Waiver Agreement, BIMC has agreed to waive management fees otherwise payable to it under the Management Agreement, or to reimburse ordinary operating expenses, to the extent necessary so that the combined “Management Fees” and “Miscellaneous Expenses” described in the Prospectuses for the Select Shares, Private Client Shares, Premier Shares and Premier Choice Shares do not exceed 0.18% of the average daily net assets of TempFund and TempCash, and do not exceed 0.20% of the average daily net assets of FedFund, T-Fund, Federal Trust Fund, Treasury Trust Fund, MuniFund, MuniCash, California Money Fund and New York Money Fund (the “BIMC Expense Caps”).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound, hereby agree as follows:

1. After the fee waivers and/or expense reimbursements made by BIMC pursuant to the BIMC Expense Caps, effective as of the date hereof, BII shall waive all or a portion of the fees to which it is entitled under the Distribution Plans and Clearing Corp. shall waive all or a portion of the fees to which it is entitled under the Distribution Plans (and applicable related distribution and sales support agreements) and the Shareholder Services Plans (and applicable related servicing agreements) so that after such waivers, the maximum net ordinary operating expense ratios of the Trust’s Select Shares, Private Client Shares, Premier Shares and Premier Choice Shares shall not exceed the amounts set forth on Exhibit A hereto. The maximum net ordinary operating expenses set forth on Exhibit A include the BIMC Expense Cap.

2. BII and Clearing Corp. acknowledge and agree that they shall not be entitled to collect on or make a claim for fees waived at any time in the future.

3. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

4. This Agreement is effective as of October 1, 2008 and shall not be terminated before March 1, 2010, and will renew automatically on February 28 of each year for an additional one-year period unless a Party terminates this JPM/BII Waiver Agreement by providing written notice to the other Parties at least 75 days prior to the commencement of the successive one-year period.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

BLACKROCK LIQUIDITY FUNDS	BLACKROCK INVESTMENTS, INC.

By:	By:
Name: Title:	Name: Title:

J.P. MORGAN CLEARING CORP.

By:
Name: Title:

3

Exhibit (d)(3)

EXHIBIT A

Share Class/Series	Net Annual Fund Ordinary Operating Expenses
Select Shares
TempFund	1.00%
TempCash	1.00%
FedFund	1.00%
T-Fund	1.00%
Federal Trust Fund	1.00%
Treasury Trust Fund	1.00%
MuniFund	1.00%
MuniCash	1.00%
California Money Fund	1.00%
New York Money Fund	1.00%
Private Client Shares
TempFund	0.68%
TempCash	0.68%
FedFund	0.68%
T-Fund	0.68%
Federal Trust Fund	0.68%
Treasury Trust Fund	0.68%
MuniFund	0.68%
MuniCash	0.68%
California Money Fund	0.68%
New York Money Fund	0.68%
Premier Shares
TempFund	0.68%
TempCash	0.68%
FedFund	0.68%
T-Fund	0.68%
Federal Trust Fund	0.68%
Treasury Trust Fund	0.68%
MuniFund	0.68%
MuniCash	0.68%
California Money Fund	0.68%
New York Money Fund	0.68%
Premier Choice Shares
TempFund	0.45%
TempCash	0.45%
FedFund	0.45%
T-Fund	0.45%
Federal Trust Fund	0.45%
Treasury Trust Fund	0.45%
MuniFund	0.45%
MuniCash	0.45%
California Money Fund	0.45%
New York Money Fund	0.45%